Exhibit 99.1

PRESS RELEASE

Contact:
Nicole Foderaro	Ward Wolff
Director of Corporate	SVP, Finance and CFO
Communications & IR	650-517-8330
650-517-8472	wwolff@nuvelo.com
nfoderaro@nuvelo.com

NUVELO REPORTS 2006 FOURTH QUARTER AND YEAR END FINANCIAL

RESULTS AND PROVIDES 2007 OUTLOOK

SAN CARLOS, Calif., February 27, 2007 – Nuvelo, Inc. (Nasdaq: NUVO) today announced 2006 fourth quarter and year end financial results and accomplishments and provided an outlook for 2007.

For the fourth quarter ended December 31, 2006, Nuvelo reported a net loss of $65.3 million, or $1.23 per share, compared to a net loss of $21.5 million, or $0.50 per share, for the same period in 2005. The 2006 loss included two non-cash charges described below. As of December 31, 2006, the company had cash, cash equivalents and short-term investments of $153.1 million.

Revenues for the fourth quarter of 2006 were $0.9 million, compared to $0.2 million for the same period in 2005. The increase was primarily due to the amortization of revenue from the up-front license fee of $50.0 million received from Bayer HealthCare (Bayer) in January 2006. The up-front license fee was recorded as deferred revenue upon receipt and is being recognized as revenue on a straight-line basis over the estimated performance period under the agreement.

Total operating expenses for the fourth quarter of 2006 were $70.5 million, compared to $22.1 million for the same period in 2005, with the increase primarily due to two non-cash charges related to the expensing of clinical trial supplies and facility exit charges.

Research and development expenses were $39.4 million and $17.4 million for the same respective periods, with the increase primarily due to a non-cash charge of $21.2 million to expense previously capitalized clinical trial supplies. Increases in clinical trial, drug manufacturing and R&D personnel costs of $7.5 million between the periods, including $1.0 million of non-cash employee stock-based compensation expense under SFAS 123(R), were offset by an increase in cost-sharing credits billable to collaboration partners of $7.4 million.

General and administrative expenses were $6.6 million for the fourth quarter of 2006, compared to $4.6 million for the same period in 2005. The increase was primarily due to expenses related to pre-commercialization activities for alfimeprase and non-cash employee stock-based compensation expense of $1.1 million.

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Facility exit charges of $24.5 million were recorded in the quarter to account for payment obligations related to a facility in Sunnyvale, California, that the company stopped using in December 2006 and no longer intends to utilize. The charges included $21.1 million related to the present value of remaining lease-related payments, net of estimated sublease income, plus an impairment charge of $3.4 million related to the carrying value of leasehold improvements previously made to this facility.

Net interest income was $2.0 million for the fourth quarter of 2006, compared to $0.4 million for the same period in 2005. The increase was primarily due to higher average cash and investment balances and applicable interest rates in the 2006 period.

In connection with the early adoption of a new accounting pronouncement, a cumulative-effect credit of $2.2 million was recorded in the fourth quarter to the statement of operations, representing the difference between the initial fair value of the warrant issued to Kingsbridge Capital in 2005 and its fair value as of the adoption date, October 1, 2006.

For the year ended December 31, 2006, the net loss was $130.6 million, or $2.54 per share, compared to a net loss of $71.6 million, or $1.73 per share, for the same period in 2005. Revenues were $3.9 million for 2006, compared to $0.5 million in 2005, with the increase being primarily due to recognition of the Bayer up-front license fee. Total operating expenses were $144.5 million in 2006 and $73.6 million in 2005, with the increase primarily due to the charges for clinical trial supplies and the facility exit, as detailed above, as well as an increase in clinical trial, drug manufacturing and R&D personnel costs between the periods, and pre-commercialization activities for alfimeprase. Research and development and general and administrative expenses for 2006 included non-cash employee stock-based compensation expense of $4.6 million and $6.6 million, respectively.

For the quarter and year ended December 31, 2006, net cash used in operating activities was $15.0 million and $37.1 million, respectively. Cash burn, a non-GAAP measure, as defined and reconciled below, was $14.1 million and $39.3 million in the same respective periods. Cash used in operating activities in 2006 was net of the $50.0 million up-front payment received from Bayer in the first quarter. With respect to financing activities, the company drew down $10.0 million from the committed equity financing facility with Kingsbridge Capital during the quarter. Under this three-year facility, which expires in October 2008, the company has the ability to sell up to 5.7 million shares, subject to a cap of $50.6 million in proceeds.

“Despite the disappointing Phase 3 clinical trial results with alfimeprase in acute peripheral arterial occlusion (PAO) and catheter occlusion (CO), we believe we have the product pipeline, infrastructure, expertise and financial resources to continue toward our goal of building a fully-integrated successful biopharmaceutical company,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Over the next several months, we plan to provide clarity on the future direction for alfimeprase after we and our partner Bayer complete a thorough analysis of the data and meet with medical experts, DSMBs and regulatory agencies. We also expect to report

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

progress over the coming year as we advance rNAPc2, NU206 and NU172 through clinical development. To further build our pipeline, we continue to pursue opportunities focusing on cardiovascular, cancer and other products that can be commercialized by a specialty sales force.”

Recent Corporate Accomplishments

•

Completed and reported top-line data on the first Phase 3 alfimeprase trial in acute PAO, NAPA-2, and the first Phase 3 alfimeprase trial in CO, SONOMA-2. These trials did not meet their primary endpoints;

•	Initiated a Phase 2 trial with rNAPc2 in patients with metastatic colorectal cancer;

•	Presented preclinical data evaluating rNAPc2 efficacy in mouse models of primary and metastatic colorectal cancer at the 2006 American Society of Hematology Annual Meeting;

•

Presented Phase 2 efficacy data from the ANTHEM (Anticoagulation with rNAPc2 To Help Eliminate MACE)/TIMI 32 trial evaluating rNAPc2 in patients with acute coronary syndromes (ACS) at various medical conferences.

2007 Guidance and Key Milestones

For the first half of 2007, Nuvelo expects both operating expenses and operating use of cash to be in the range of $30.0 to $35.0 million, and amortization of deferred revenue to be consistent with the 2006 run-rate. Nuvelo plans to update this guidance once the company provides further details on alfimeprase development.

In 2007, Nuvelo anticipates accomplishing the following:

•	Provide guidance on the future direction of alfimeprase in the first half of 2007;

•	Advance our acute cardiovascular and oncology programs

•	Initiation of a Phase 1 trial with gastrointestinal epithelial growth factor, NU206, in the first half of 2007;

•	Initiation of a Phase 1 trial with direct thrombin inhibitor, NU172, in the fourth quarter of 2007 or the first quarter of 2008;

•	Publish data from the Phase 2 trial of rNAPc2 in patients with ACS in the journal of the American College of Cardiology in the first half of 2007.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 866-800-8652 for domestic callers and 617-614-2705 for international callers and reference conference passcode, 34193659. A telephone replay of the conference call will be available through Tuesday, March 13, 2007. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 62047170. In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic for the treatment of thrombotic-related disorders which is suspended pending review and analysis of clinical data; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex that completed Phase 2 clinical development in acute coronary syndromes; and preclinical candidate NU172, a direct thrombin inhibitor for use as a short- acting anticoagulant during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, including rNAPc2 which is in Phase 2 testing for potential use as a cancer therapy, as well as NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the company’s anticipated results of operations and use of cash in the fiscal year 2007, the timing and amounts of potential Company revenues under collaborative agreements with third parties, the timing and progress of Nuvelo’s clinical stage and internal research programs, including 2007 milestones identified above, the potential improvement or benefit that current or future clinical development programs may demonstrate, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Year ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005 *
Contract revenues	$910	$183	$3,888	$545

Operating expenses:
Research and development	39,441	17,436	89,370	57,778
General and administrative	6,598	4,643	30,632	15,805
Facility exit charges	24,460	—	24,460	—

Total operating expenses	70,499	22,079	144,462	73,583

Operating loss	(69,589)	(21,896)	(140,574)	(73,038)

Interest expense - related party	(59)	(106)	(319)	(452)
Interest expense - other	(17)	(139)	(269)	(552)
Interest income	2,105	658	8,385	2,431

Loss before cumulative effect of change in accounting principle	(67,560)	(21,483)	(132,777)	(71,611)
Cumulative effect of change in accounting principle	2,224	—	2,224	—

Net loss	$(65,336)	$(21,483)	$(130,553)	$(71,611)

Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(1.27)	$(0.50)	$(2.58)	$(1.73)
Cumulative effect of change in accounting principle	0.04	—	0.04	—

Total basic and diluted net loss per share	$(1.23)	$(0.50)	$(2.54)	$(1.73)

Weighted average shares used in computing basic and diluted net loss per share	52,955	42,920	51,451	41,279

*	The consolidated statement of operations for the year ended December 31, 2005 has been derived from the audited financial statements for that period.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005 *
Cash, cash equivalents and short-term investments	$153,126	$70,336
Working capital	122,496	49,582
Total assets	184,405	108,046
Bank loans	1,492	3,032
Notes payable	—	4,000
Related party line of credit	2,292	5,042
Other non-current liabilities	70,598	11,315
Accumulated deficit	(458,212)	(327,659)
Total stockholders’ equity	69,843	56,764

*	The consolidated balance sheet data as of December 31, 2005 has been derived from the audited financial statements as of that date.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

Cash Burn

We define “Cash Burn,” a non-GAAP financial measure, as the net cash used in operating activities, as determined in accordance with GAAP, adjusted for the effects of purchases or sales of equipment, property and software, payments on debt obligations, and proceeds from the exercise of options, warrants and the employee stock purchase plan, all being determined in accordance with GAAP. We believe Cash Burn is an important measure for investors, as it indicates the rate at which we are using our total cash and investment balances in our general business activities. We also believe that the presentation of this non-GAAP financial measure will enable investors, analysts and readers of our financial statements to compare non-GAAP measures with relevant GAAP measures in all periods presented. Any non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The calculation of Cash Burn for the three months and year ended December 31, 2006 is as follows (in millions):

	Three months ended December 31, 2006	Year ended December 31, 2006
	(unaudited)
Net cash used in operating activities *	$15.0	$37.1
Purchases of equipment, property and software	0.5	2.4
Proceeds from sale of assets	—	(0.5)
Payments on bank loans	0.4	1.5
Payment of note payable	—	4.0
Payments on related party line of credit	0.7	2.8
Proceeds from exercise of options, warrants and ESPP	(2.5)	(8.0)

Cash Burn	$14.1	$39.3

*	Cash used in 2006 is net of the $50.0 million up-front payment received from Bayer.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com